CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc.'s and subsidiaries internal control over financial reporting dated March 14, 2013, appearing in the Annual Report on Form 10-K of Republic Airways Holdings Inc. and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
December 20, 2013